EXHIBIT 99.2

Immediate Release 8 July 2005

This announcement is not for release, publication or distribution in or into Canada, Australia or Japan.

Recommended Cash Offer
by
KPMG Corporate Finance on behalf of the Offeror, a wholly owned indirect subsidiary of Anixter
International Inc. and (in the United States) by the Offeror
for
Infast Group plc

Offer declared unconditional in all respects

Further to the announcement on 6 July 2005 by Eagerport Limited (the “Offeror”) that the Offer had become unconditional as to acceptances, the Offeror announces that all of the remaining conditions of the Offer have now either been satisfied or waived. Accordingly, the Offer has been declared unconditional in all respects and will remain open for acceptance until further notice.

As stated in the Offer Document, it is the Offeror’s intention to procure that Infast applies to the UK Listing Authority for cancellation of the listing of the Infast Shares on the Official List and to the London Stock Exchange for cancellation of trading of Infast Shares on the London Stock Exchange’s market for listed securities. It is anticipated that cancellation of Infast’s listing and admission to trading will take effect no earlier than 8 August 2005. De-listing is likely to reduce significantly the liquidity and marketability of any Infast Shares in respect of which the Offer has not been accepted.

Infast Shareholders who have not yet accepted the Offer, and who wish to do so, should accept the Offer as soon as possible. The procedures for acceptance of the Offer are set out on pages 14 to 16 of the Offer Document and in respect of certificated holders only, in the Form of Acceptance. Additional copies of the Offer Document and Form of Acceptance can be obtained from Capita Registrars (telephone 0870 162 3121, or +44 (0) 208 639 2157 if telephoning from outside the UK).

Terms defined in the Offer Document dated 27 May 2005 have the same meaning in this announcement save where the context requires otherwise.

Enquiries:

Anixter	Dennis Letham	Tel: +1 224 521 8601

KPMG Corporate Finance	Charles E Cattaneo	Tel: +44 (0) 121 232 3356

Buchanan Communications	Charles Ryland	Tel: +44 (0) 207 466 5000

James Strong

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the Financial Services Authority for investment business activities, is acting for Anixter and the Offeror as financial adviser in relation to the Offer and is not acting for any other person in relation to the Offer. KPMG Corporate Finance will not be responsible to anyone other than Anixter and the Offeror for providing the protections afforded to its clients or for providing advice in relation to the contents of this announcement or any transaction or arrangement referred to herein.

This announcement does not constitute an offer or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer is being made solely pursuant to the Offer Document and the Form of Acceptance accompanying the Offer Document, which contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly from or within Canada, Australia, Japan or any such jurisdiction.

The Offer in the United States is being made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

The members of the Anixter Offer Committee accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the members of the Anixter Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Offeror Directors, accept responsibility for the information contained in this announcement relating to the Offeror, the Offeror Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Offeror Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.